Exhibit 10.27

CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO REGULATION S-K ITEM 601(b)(10)(iv) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (i) IS NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO EYENOVIA, INC. IF PUBLICLY DISCLOSED. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACES WITH EMPTY BRACKETS INDICATED BY [                ].

August 10, 2020

Tsontcho Ianchulev

Chief Executive Officer

Eyenovia, Inc.

295 Madison Avenue

Suite 2400

New York, NY 10017

U.S.A.

RE: Eye Spray Exclusive License Agreement

Dear Mr. Ianchulev:

Eyenovia, Inc. (“Eyenovia”) and Senju Pharmaceutical Co., Ltd., (“Senju”) executed (1) the Exclusive License Agreement dated March 18, 2015 under which Eyenovia granted to Senju an exclusive license, in countries or areas of the Asia, for the Licensed Product (“Original Agreement”), and (2) License Amendment dated April 8, 2020 to amend Senju’s right in the People’s Republic of China, Taiwan, the Hong Kong Special Administrative Region of the People’s Republic of China, the Macao Special Administrative Region of the People’s Republic of China, and the Republic of Korea (“LA Territory”) under the Original Agreement so that Eyenovia can grant to a third party such as Arctic Vision (Hong Kong) Limited, a Hong Kong company with a registered office at 23/F Nan Fung Tower 88 Connaught Road C & 173 Des Voeux Road C, Central, Hong Kong (“AV”), a certain license in the same (“License Amendment”). By way of this Letter, Senju and Eyenovia, hereby confirm and agree upon the following terms and conditions upon the request of Eyenovia which are given in consideration of Eyenovia granting such a license to AV. Terms in capitals employed herein have the meaning attributed to them in the Original Agreement and License Amendment if not stated otherwise.

1.	Senju shall not, and shall ensure that its Affiliates and any Sublicensees do not, develop, have developed, commercialize, have commercialized, import or have imported any pharmaceutical product containing atropine for the treatment of myopia or pilocarpine for the improvement in near vision or presbyopia in the LA Territory through the exercise of any rights granted to it under the Original Agreement.

2.	Eyenovia or AV on behalf of Eyenovia shall, at Eyenovia’s cost and responsibility, file, prosecute and maintain the Licensed Patent in the LA Territory, and shall be responsible for all material actions relating to the filing, prosecution and maintenance thereof, including, without limitation, patent interference, reexaminations, reissuances, appeals, oppositions and revocation proceedings. Eyenovia or AV shall not knowingly take any action during the filing, prosecution and maintenance of the Licensed Patent in the LA Territory that would adversely affect Senju or the Licensed Patent outside the LA Territory (including any reduction in claim scope), without Senju’s prior written consent.

3.	AV has a right (which shall be sublicensable through multiple tiers) to manufacture or have manufactured the LA Licensed Product outside of the LA Territory under Senju Licensed Know-How, Senju Inventions, or any patent rights covering either of the foregoing. AV’s limited license to manufacture or have manufactured outside the LA Territory shall be limited to the LA Licensed Product for marketing and distributing in the LA Territory and may be applied only to LA Licensed Product manufactured outside the LA Territory. For clarity, if the license agreement between AV and Eyenovia is assigned by AV (or any successor thereto) as permitted by such agreement’s terms, the rights described in this Section 3 shall be assigned with such license. If AV (or any successor thereto) enters into sublicensing or assigning of the license agreement between AV and Eyenovia or enters into contract manufacturing, Eyenovia shall promptly inform Senju of the name of the sublicensee, assignor or contract manufacturer and Eyenovia guarantees that such sublicensing, assignment or contract manufacturing will be in compliance with License Amendment and this letter and no changes will be made to License Amendment and this letter.

4.	Senju agrees that for purposes of Eyenovia’s license with AV, the definition of “Senju Competitor” is a pharmaceutical company that, as determined as of the execution of such license by Eyenovia and AV (for purposes of such license) or the execution of any subsequent sublicense or assignment permitted thereunder (for purposes of such sublicense or assignment), holds [ ]% of the TRx pharmaceutical topical ophthalmic market in Japan. For the purpose of this letter, TRx means [ ].

5.	Senju agrees that Senju Licensed Know-How and Senju Inventions shall each include the relevant respective subject matter described in each respective definition that is related to and generated by Senju’s Affiliates’ or Sublicensees’ activities (or those performed on their behalf) under the Original Agreement (as amended) for the Licensed Product, in addition to such subject matter resulting from such activities of Senju (or those performed on its behalf).

6.	Senju agrees that the rights granted under Section 3(2) of the License Amendment shall include rights to any patent rights owned or controlled by Senju, its Affiliates, or Sublicensees covering Senju Licensed Know-How or Senju Inventions and be (i) exclusive and (ii) sublicensable (through multiple tiers of sublicensing) for LA Licensed Product in the LA Territory. For clarity, if the license agreement between AV and Eyenovia is assigned in its entirety by AV (or any successor thereto) as permitted by such agreement’s terms, AV’s sublicense to Senju Licensed Know-How, Senju Inventions, and patent rights covering either of the foregoing shall be transferable to the applicable assignee. If AV (or any successor thereto) enters into sublicensing or assigning of the license agreement between AV and Eyenovia, Eyenovia shall promptly inform Senju of the name of the sublicensee or assignor and Eyenovia guarantees that such sublicensing or assignment will be in compliance with License Amendment and this letter and no changes will be made to License Amendment and this letter.

7.	The parties agree that the following shall replace the last sentence of Section 5.2 of the Original Agreement as amended by the License Amendment:

“The Parties shall, as required by applicable laws, enter into a reasonable and customary form of safety data exchange agreement setting forth the pharmacovigilance and safety data exchange procedures for the Parties with respect to the Licensed Products to enable the Parties to fulfill regulatory reporting obligations to monitor patients’ safety.”

8.	Senju agrees that all data provided to Eyenovia, or to which Eyenovia is provided access, pursuant to Section 5.2 of the Original Agreement as amended by the License Amendment and this letter, shall be included in Senju Licensed Know-How for purposes of the License Amendment, and that such data shall include any Safety Data generated or obtained by any Affiliate of Senju or Sublicensee.

The parties hereto hereby agree that apart from the clarifications stated in this letter, all terms and conditions of the Original Agreement and License Amendment remain and shall remain in full force and effect. Please indicate your consent to the foregoing by countersigning of this letter and returning it to the undersigned. For the purpose of hereof, a facsimile copy or E-mailed PDF copy of this letter, including the signature page hereto, shall be deemed to be an original.

Regards,

/s/ Takeshi Sugisawa
Takeshi Sugisawa
Member of Board of Directors, Managing Executive Officer
Agreed and accepted on behalf of Eyenovia

/s/ Tsontcho Ianchulev
Name: Tsontcho Ianchulev
Title: CEO
Date: August 10, 2020